                              [TDS LETTERHEAD]

                    CONFIDENTIAL EMPLOYMENT AGREEMENT


         This Confidential Employment Agreement ("Agreement") is entered into by and between Telephone and Data Systems, Inc., a Delaware corporation with its principal place of business located in Chicago, Illinois ("TDS"), and Murray L. Swanson, an individual currently residing at 1118 Sheridan Rd., Evanston, Illinois 60202 ("Swanson").

         WHEREAS, TDS and its subsidiaries are in the business of providing local telephone, personal communication, and wireless communication services to their customers;

         WHEREAS, TDS has employed Swanson since 1981 and Swanson formerly held the position of Executive Vice President - Finance and Chief Financial Officer of TDS;

         WHEREAS, Swanson is a member of TDS's Board of Directors;

         WHEREAS, Swanson has acquired extensive knowledge of and experience in TDS's business during his employment at TDS;

         WHEREAS, Swanson and TDS desire to continue their employment relationship until December 15, 1998, when Swanson will retire from TDS;

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and receipt of which the parties expressly acknowledge, Swanson and TDS agree as follows:

         1. EMPLOYMENT PERIOD. TDS will continue to employ Swanson at his current annual salary until December 15, 1998, on which date Swanson will retire from employment with TDS. Swanson will complete all necessary paperwork to establish December 15, 1998 as his official TDS retirement date. Until December 15, 1998, Swanson will make himself available to TDS personnel at reasonable times to respond to questions regarding TDS's financial matters. Nothing in this Agreement shall preclude Swanson from seeking, accepting, or commencing employment with an employer other than TDS prior to December 15, 1998, provided that such employment does not violate Paragraph 11 of this Agreement.

         2. EMPLOYMENT BENEFITS. TDS will maintain all of Swanson's current TDS employment benefits until December 15, 1998 when they will cease in accordance with the terms of the respective benefit plans. Thereafter, Swanson may continue his medical and life insurance coverages on the same terms and conditions as any other retiree under TDS's Retiree Insurance Plan. TDS will offer Swanson continued dental and vision insurance coverage in accordance with TDS's Retiree Insurance Plan for 18 months after his December 15, 1998 retirement date.

         3. COMPANY CAR. Swanson may keep his current company car after December 15, 1998, provided that he bears the entire cost of all expenditures for the car after that date.

         4. COMPUTER EQUIPMENT. Swanson may keep the TDS computer equipment that he now has in his home. Swanson agrees that he will not request, and TDS will not purchase, any additional computer equipment for Swanson's use in his home, or elsewhere.

         5. STOCK OPTIONS. On December 15, 1998, Swanson will vest in an automatic award of 3700 stock options pursuant to the 1994 TDS Long Term Incentive Plan. On December 15, 1998, Swanson also will vest in the 1997 performance based award of 12,950 stock options and in an automatic award of 9700 stock options pursuant to the 1998 TDS Long Term Incentive Plan. TDS shall request its Board of Directors to grant Swanson until March 15, 1999, 90 days after his December 15, 1998 retirement date, to exercise his stock options in accordance with terms of those respective Plans.

         6. SEPARATION PAYMENT. On Swanson's December 15, 1998 retirement date, TDS will pay Swanson the gross amount of $365,000 less (i) any amounts earned and paid as salary for Swanson's employment at TDS after August 31, 1998, (ii) the $3541.67 cash advance that Swanson received when he joined TDS, and (iii) all authorized and legally required withholding and deductions. TDS will make such payment by check payable to Swanson and will send it to Swanson at his address set forth in Paragraph 19 or to such other address as Swanson subsequently notifies TDS in writing.

         7. PENSION, 401(k), AND SERP PAYMENTS. As soon after Swanson's retirement date as feasible and provided that Swanson completes the necessary paperwork, TDS will pay Swanson his Telephone and Data Systems, Inc. Employees' Pension Trust I Plan, 401(k), and SERP balances in accordance with the terms of those Plans.

         8. MEMBERSHIP IN TDS, UNITED STATES CELLULAR CORPORATION, AND AERIAL COMMUNICATIONS, INC. BOARDS OF DIRECTORS. On or before the date that Swanson executes this Agreement, Swanson will resign his positions as a member of the Boards of Directors of United States Cellular Corporation and Aerial Communications, Inc. by signing the resignation forms attached to this Agreement and returning them with the signed Agreement to TDS. Nothing in this Agreement is intended to limit or interfere with Swanson's ability to fully discharge his continued responsibilities as a TDS Director.

         9. EMPLOYMENT INQUIRIES. TDS will direct to TDS's President and Chief Executive Officer all inquiries regarding Swanson's employment with TDS.

         10. NON-DISCLOSURE AND USE OF CONFIDENTIAL AND PROPRIETARY INFORMATION. TDS's employment of Swanson has and will result in his exposure and access to confidential and proprietary information including, but not limited to, TDS and its subsidiaries' customer lists, price lists, manufacturing and supply costs, customer information, business plans, financial information, and business strategies which Swanson did not have access to prior to his employment with TDS and which information is of great value to TDS. Swanson shall not, at any


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time, make available to any competitor or potential competitor of TDS or of its subsidiaries, or divulge, disclose, or communicate to any person, firm, corporation, or other business entity other than TDS authorized personnel, in any manner whatsoever, any such confidential or proprietary information, unless authorized to do so in writing by TDS's President and Chief Executive Officer. Under no circumstance shall Swanson remove any confidential or proprietary information from TDS's premises without the express written consent of TDS's President and Chief Executive Officer. Swanson shall not at any time utilize any of TDS's confidential or proprietary information on behalf of himself or any entity other than TDS or its subsidiaries.

         11. RESTRICTIVE COVENANT AND EMPLOYEE NON-SOLICITATION. Until June 15, 1999, Swanson shall not directly, or through any other individual or entity, other than on TDS's behalf:

                  (a) provide services similar to those provided by TDS or its subsidiaries including, but not limited to, local telephone, personal communication, or wireless communication services, to any customer of TDS or of any of its subsidiaries. The term "customer" is defined as any individual or entity for whom TDS or any of its subsidiaries provided services during the one year period from June 15, 1998 to June 15, 1999;

                  (b) solicit for employment any employee of TDS or of its subsidiaries whom TDS or any of its subsidiaries employed at any time during the one year period from June 15, 1998 to June 15, 1999.

Nothing in this Paragraph precludes Swanson from seeking, accepting, or commencing employment with Sonera.

         12. INJUNCTIVE RELIEF. Swanson acknowledges that the covenants contained in Paragraphs 10 and 11 above are reasonable in scope and duration, do not unduly restrict Swanson's ability to engage in his livelihood, and are necessary to protect TDS's legitimate business interests. Without limiting the rights of TDS to pursue and obtain any other legal and/or equitable remedy available to it for any breach by Swanson of the covenants contained in Paragraphs 10 and 11 above, Swanson further acknowledges that a breach of those covenants would cause a loss to TDS and its subsidiaries which could not reasonably or adequately be compensated in damages in an action at law, that remedies other than injunctive relief could not fully compensate TDS for a breach of those covenants and that, accordingly, TDS shall be entitled to injunctive relief to prevent any breach or continuing breaches of Swanson's covenants set forth in Paragraphs 10 and 11 above. Swanson and TDS intend that if, in any action before any Court empowered to enforce those covenants, the Court finds any term, restriction, covenant or promise to be unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such Court.

         13. GENERAL RELEASE. Swanson, and anyone claiming through Swanson, agree not to sue and release TDS and any and all parents, divisions, subsidiaries, partnerships, affiliates and/or other related entities of TDS (whether or not such entities are wholly owned) and each of those entities' past, present, and future owners, trustees, fiduciaries, shareholders, directors, officers, administrators, agents, partners, employees, attorneys, and the predecessors, successors, and


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

assigns of each of them (collectively, the "Released Parties"), from any and all claims, whether known or unknown, which Swanson now has, has ever had, or may ever have against any of the Released Parties arising from or related to any act, omission, or thing occurring at any time prior to his signing this Agreement including, but not limited to, any and all claims that in any way result from, or relate to, Swanson's employment or cessation of employment with any of the Released Parties. These released claims further include, but are not limited to, any and all claims that Swanson could assert or could have asserted in any federal, state, or local court, commission, department, or agency under any common law theory, or under any fair employment, employment, contract, tort, federal, state, or local law, regulation, ordinance, or executive order including under the following laws as amended from time to time: the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Illinois Human Rights Act, and the Chicago and Cook County Human Rights Ordinances.

         TDS agrees not to sue and further releases Swanson from all claims that it now has, has ever had, or may ever have against Swanson arising from or related to any act, omission, or thing occurring at any time prior to his signing this Agreement.

         14. ACKNOWLEDGMENT OF SUFFICIENT TIME TO CONSIDER THIS AGREEMENT AND TO CONSULT WITH A LAWYER. Swanson expressly acknowledges that he has been informed that he may consult with a lawyer of his choice, he has consulted with his lawyer, and he has had sufficient time to consult with his lawyer prior to executing this Agreement. Swanson further acknowledges that he has been informed that he is entitled to a period of at least 21 days within which to consider this Agreement, but that he may execute this Agreement at any time prior to the expiration of the 21-day period.

         15. REVOCATION RIGHT. Within 7 days following the date of Swanson's execution of this Agreement, Swanson shall have the right to revoke this Agreement by serving within such 7- day period written notice of his revocation upon TDS's President and Chief Executive Officer. If Swanson does not revoke this Agreement during this 7-day period, this Agreement shall become effective on the eighth day after the date of Swanson's execution of this Agreement and Swanson shall have no further right to revoke this Agreement.

         16. KNOWING AND VOLUNTARY RELEASE. Swanson acknowledges that in releasing and waiving any claims and rights that he has or may have against the Released Parties, including those under the Age Discrimination in Employment Act, he does so knowingly and voluntarily, in exchange for consideration in addition to anything of value to which he already is entitled.

         17. RETURN OF TDS PROPERTY. Immediately upon TDS's request and no later than December 15, 1998, Swanson shall return to TDS all of TDS's property in his possession that does not relate to his TDS Board responsibilities. This property includes, but is not limited to, TDS's financial records, company credit cards, tapes, records, manuals, employee lists, customer lists, brochures, files, catalogs, price lists, cost information, keys, equipment, and all copies thereof.


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         18. CONFIDENTIAL AGREEMENT. The existence and the terms of this
Agreement are confidential. Accordingly, Swanson shall not disclose the existence or terms of this Agreement to anyone other than to his attorney, his immediate family, or as required by law.

         19. NOTICES. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown below for each such party or such other address as that party may designate in writing hereafter:

             (a)  If to TDS:                             (b)  If to Swanson:

                  LeRoy T. Carlson, Jr.                       Murray L. Swanson
                  President and Chief Executive Officer       1118 Sheridan Rd.
                  Telephone and Data Systems, Inc.            Evanston, Illinois 60202-1442
                  30 North LaSalle Street
                  Suite 4000
                  Chicago, Illinois 60602-2507

         20. WAIVER. TDS's future waiver of a breach by Swanson of any provision of this Agreement or failure to enforce any such provision with respect to him shall not operate or be construed as a waiver of any subsequent breach by Swanson of any such provision or of Swanson's right to enforce any such provision with respect to Swanson. No act or omission of TDS shall constitute a waiver of any of its rights hereunder except for a written waiver signed by TDS's President and Chief Executive Officer.

         21. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of Swanson and TDS with regard to the matters described in this Agreement, and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between Swanson and TDS.

         22. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of laws rules.



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         SWANSON AND TDS EXPRESSLY STATE THAT THEY HAVE READ THIS
AGREEMENT, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THAT
THEY INTEND TO BE BOUND THEREBY.


TELEPHONE AND DATA SYSTEMS, INC.                 MURRAY L. SWANSON




By: /S/ LEROY T. CARLSON, JR.                    /S/ MURRAY L. SWANSON
    -------------------------------------        ---------------------
    LeRoy T. Carlson, Jr.
    President and Chief Executive Officer


Dated:  October 15, 1998                         Dated: October 15, 1998








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